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                                                                   Exhibit 10.29
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DRUGABUSE SCIENCES, SA
2 rue de Crucy
44 000 Nantes
France

June 9, 1999


Maryvonne Hiance
35 Rue Edison
44000 Nantes


Re:  Employment Agreement


Dear  Maryvonne:


On behalf of DrugAbuse Sciences, I am pleased and delighted to confirm the terms of your employment with DrugAbuse Sciences, SAS, located 2 rue de Crucy 44000 Nantes.This offer is conditional upon your acceptance of the terms and conditions of this offer of employment and your execution of the attached Employee Confidential Information and Inventions Agreement. Effective June 9, 1999, you will be employed as General Manager, in charge of the European operations, reporting to the President , DAS SA.

Your base salary will be $60,000 per year, payable at the frequency and in accordance with DrugAbuse Sciences' regularly established payroll policies. All payments to you will be subject to legally required withholding. It is DrugAbuse Sciences' policy to review salary and compensation levels periodically. Accordingly, your base salary and other compensation may be adjusted from time to time at DrugAbuse Sciences' sole discretion; raises in compensation are not guaranteed. In addition you will retain the rights to the options already granted to you as President (From April 8, 1998), subject to the terms agreed by the Board, subject to continuous employment.

You will also be eligible to participate in the employee benefits collectively available to our employees. As a regular employee of the Company, you will accrue annually a total of five weeks vacation and be entitled to the standard Company holidays.

You will devote your best efforts to the performance of your job for DrugAbuse Sciences, SAS. While employed at DrugAbuse Sciences SAS, you will not undertake any other activity requiring your business time and attention, nor will you support any activity that is competitive with DrugAbuse Sciences' business or pose a conflict of interest with that business. You will follow all DrugAbuse Sciences' policies and procedures (including our policies protecting other employees against discrimination and sexual harassment) as made available to you from time to time. As a condition of your employment, you will execute DrugAbuse Sciences' Employee Confidential Information and Inventions Agreement.

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Please sign and return a copy of this letter and the attached Employee
Confidential Information and Inventions Agreement to me, keeping a copy of each for your records. The terms set forth in this letter supersede all prior agreements, understandings and representations between us concerning the subject matter of this letter. Changes to your employment agreement would apply only if in writing and signed by the Company's CEO. We look forward to you becoming a member of our team!

Sincerely,

/s/ Philippe Pouletty

Philippe Pouletty
President

I, Maryvonne Hiance, understand and agree to the above terms. I understand that my employment with DrugAbuse Sciences is at will, and I acknowledge that no representations or promises other than those set forth above have been made to me with regard to the terms and conditions of my employment.

Signed: /s/ Maryvonne Hiance                         Date:  June 9, 1999
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